Exhibit 23

Consent of Independent Registered Public Accounting Firm

Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan
Racine, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-99229 and 333-169965) of Twin Disc Incorporated of our report dated June 27, 2011, related to the statements of net assets available for benefits of the Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan for the years ended December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the year ended December 31, 2010, and the related supplemental schedule of assets held for investment purposes as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan.

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 27, 2011